EXHIBIT INDEX

(h)(9) Amended and Restated Fee Waiver Agreement, dated Nov. 1, 2004, between American Express Financial Corporation, American Express Client Service Corporation and AXP Emerging Markets Fund, a series of AXP Global Series, Inc.

(h)(10) Amended and Restated Fee Waiver Agreement, dated Nov. 1, 2004, between American Express Financial Corporation, American Express Client Service Corporation and AXP Global Technology Fund, a series of AXP Global Series, Inc. and World Technologies Portfolio, a series of World Trust.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)      Consent of Independent Registered Public Accounting Firm.

(q)(1) Directors'/Trustees' Power of Attorney, to sign Amendments to this Registration Statement, dated Nov. 11, 2004.

(q)(4) Trustees' Power of Attorney, to sign Amendments to this Registration Statement, dated Nov. 11, 2004.